PROSPECTUS Dated December 28, 2008	Amendment No. 1 dated August 14, 2009 to
PROSPECTUS SUPPLEMENT	Pricing Supplement No. 165 Dated August 11, 2009 to
Dated December 28, 2008	Registration Statement No. 333-156423
Rule 424(b)(2)

$10,000,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
      Senior Notes

80% Protected Securities due August 17, 2012
Based on the Performance of the S&P 500® Index
The 80% Protected Securities due August 17, 2012 Based on the Performance of the S&P 500® Index (the “Securities”) are 80% protected at maturity, subject to the credit risk of the issuer, and are designed for investors who seek a return at maturity linked to the appreciation of the S&P 500® Index (the “underlying index”).  Investors should be willing to forgo interest and dividend payments, and to lose up to 20% of their original investment at maturity if the final level of the underlying index depreciates below its initial level on the valuation date. At maturity, you will be entitled to receive a redemption amount in cash that will equal the principal amount of the securities that you hold multiplied by the sum of 1 plus the underlying return (as defined herein).  The redemption amount could result in a loss of 20% on your investment and will in no event be more than a 58% return on your investment.  The securities are senior unsecured obligations of the issuer and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
The redemption amount at maturity will equal the principal amount of the securities that you hold multiplied by the sum of 1 plus the underlying return.  The underlying return is expressed as a percentage and is calculated as follows, subject to the underlying return cap, which will be 58%, and the underlying return floor of –20%:

final level – initial level
initial level
•	You could lose up to $200 per $1,000 principal amount of securities that you hold at maturity.
•	The initial level is 994.35, which is equal to the closing level of the underlying index on the pricing date.
•	The final level will equal the closing level of the underlying index on the valuation date.
•	The valuation date will be August 14, 2012, subject to adjustment for non-index business days and certain market disruption events.
•	Investing in the securities is not equivalent to investing in the underlying index.
•	The securities will not be listed on any securities exchange.
•	The minimum purchase amount is $10,000, or 10 securities, and integral multiples of $1,000 thereafter.
•	The CUSIP number for the securities is 617482GQ1.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_________________________
PRICE $1,000 PER SECURITY
	Price to Public(1)	Fees (2)	Proceeds to Issuer
Per security	$1,000	$15	$985
Total	$10,000,000	$150,000	$9,850,000

(1)
Certain fiduciary accounts will pay a purchase price of $985 per security, and the placement agents with respect to such sales will forgo any fees.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

(2)
J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. will act as placement agents for the securities.  The placement agents will forgo fees for sales to fiduciary accounts.  The total fees represent the amount that the placement agents will receive from sales to accounts other than such fiduciary accounts.  The placement agents will receive a fee from Morgan Stanley or one of our affiliates that will not exceed 1.5% of the principal amount of the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  Furthermore, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s Temporary Liquidity Guarantee Program.

JPMorgan
Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)        an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)        an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)        a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)        otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The securities have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley, are 80% protected at maturity, subject to the credit risk of the issuer, and are designed for investors who seek a return at maturity linked to the appreciation of the S&P 500® Index (the “underlying index”).  Investors should be willing to forgo interest and dividend payments, and to lose up to 20% of their original investment at maturity if the underlying index depreciates below its initial level. At maturity, you will be entitled to receive a redemption amount in cash that will be based on the appreciation or depreciation of the underlying index, subject to the underlying return floor and the underlying return cap.  The securities are senior unsecured obligations of the issuer.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering you 80% Protected Notes due August 17, 2012 Based on the Performance of the S&P 500® Index, which we refer to as the securities.  The principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the return of all of the principal; no interest or dividends
Unlike ordinary debt securities, the securities do not pay interest and provide for only an $800 minimum payment at maturity. Investors should be willing to forgo interest and dividend payments, and to lose up to 20% of their original investment at maturity if the final level of the underlying index depreciates below its initial level on the valuation date.

Payment at maturity; 80% Protection
At maturity, for each security that you hold, you will be entitled to receive a redemption amount in cash that will be based on the appreciation or depreciation of the underlying index, subject to the underlying return floor and the underlying return cap.  The redemption amount will be calculated by multiplying the principal amount of the securities that you hold by the sum of 1 plus the underlying return.

The underlying return is expressed as a percentage and is calculated as follows, subject to the underlying return cap of 58% and the underlying return floor of –20%:
final level – initial level
initial level

where:

initial level	=	994.35, which is the closing level of the underlying index on the pricing date;
final level	=	the closing level of the underlying index on the valuation date;
pricing date	=	August 11, 2009, the day we priced the securities for initial sale to the public; and
valuation date	=	August 14, 2012.

Beginning on PS-6, we have provided examples of hypothetical payouts on the securities.

Please review the table of the historical closing levels of the underlying index for each calendar quarter in the period from January 1, 2004 through August 11, 2009 and related graph beginning on PS-16 under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based on its historical performance.

MS & Co. will be the calculation agent
We have appointed Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior unsecured notes.  As calculation agent, MS & Co. has determined the initial level, will determine the final level, the underlying return and the redemption amount, and will calculate the payment at maturity.  The calculation agent will also determine whether any non-index business day or market disruption event has occurred.

Because the treatment of the securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the securities are unclear.
Pursuant to the terms of the securities and subject to the discussion under “United States Federal Income Taxation” in this pricing supplement, you have agreed with us to treat each security as a “contingent payment debt instrument” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the securities even though no stated interest will be paid on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section below called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical redemption amounts at maturity for a hypothetical range of performance of the underlying index from +100% to −100%. The hypothetical redemption amounts set forth below use an initial level of the underlying index of 1,000 and the underlying return cap of 58%. The hypothetical redemption amounts set forth below are for illustrative purposes only and may not be the actual redemption amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Index Closing Level	Underlying Return	Redemption Amount
2,000	100.00%	58.00%	$1,580.00
1,900	90.00%	58.00%	$1,580.00
1,800	80.00%	58.00%	$1,580.00
1,700	70.00%	58.00%	$1,580.00
1,600	60.00%	58.00%	$1,580.00
1,580	58.00%	58.00%	$1,580.00
1,500	50.00%	50.00%	$1,500.00
1,400	40.00%	40.00%	$1,400.00
1,300	30.00%	30.00%	$1,300.00
1,200	20.00%	20.00%	$1,200.00
1,100	10.00%	10.00%	$1,100.00
1,050	5.00%	5.00%	$1,050.00
1,000	0.00%	0.00%	$1,000.00
950	−5.00%	−5.00%	$950.00
900	−10.00%	−10.00%	$900.00
800	−20.00%	−20.00%	$800.00
790	−21.00%	−20.00%	$800.00
700	−30.00%	−20.00%	$800.00
600	−40.00%	−20.00%	$800.00
500	−50.00%	−20.00%	$800.00
400	−60.00%	−20.00%	$800.00
300	−70.00%	−20.00%	$800.00
200	−80.00%	−20.00%	$800.00
100	−90.00%	−20.00%	$800.00
0.00	−100.00%	−20.00%	$800.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the redemption amounts set forth in the table above are calculated.

Example 1: The Final Level is 1,500, an increase of 50% from the Initial Level. The determination of the redemption amount when the final level is greater than the initial level is as follows:

Underlying return = [(1,500- 1,000)/1,000] = 50%, subject to the underlying return cap
Underlying return = 50%
Redemption amount = principal × (1 + underlying return)
Redemption amount = $1,000 × 1.50 redemption amount = $1,500

In this example, at maturity you would be entitled to receive a redemption amount equal to $1,500 per $1,000 principal amount of securities.

Example 2: The Final Level is 1,100, an increase of 10% from the Initial Level. The determination of the redemption amount when the final level is greater than the initial level is as follows:

Underlying return = [(1,100 – 1,000)/1,000] = 10%
Redemption amount = principal × (1 + underlying return)
Redemption amount = $1,000 × 1.10
Redemption amount = $1,100

In this example, at maturity you would be entitled to receive a redemption amount equal to $1,100 per $1,000 principal amount of securities.

Example 3: The Final Level is 1,000, which equal to the Initial Level. Because the final level is equal to the initial level, the underlying return is 0% and at maturity you would be entitled to receive a redemption amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level is 900, a decrease of 10% from the Initial Level. The determination of the redemption amount when the final level is less than the initial level is as follows:

Underlying return = [(900 – 1,000)/1,000] = −10%
Redemption amount = principal × (1 + underlying return)
Redemption amount = $1,000 × 0.90
Redemption amount = $900

In this example, at maturity you would be entitled to receive a redemption amount equal to $900 per $1,000 principal amount of securities.

Example 5: The Final Level is 1,800, an increase of 80% from the Initial Level. The determination of the redemption amount when the final level is greater than the initial level by more than the underlying return cap is as follows:

Underlying return = [(1,800-1,000)/1,000] = 80%, subject to the underlying return cap
Underlying return = 80%
Redemption amount = principal × (1 + underlying return)
Redemption amount = $1,000 × 1.580
Redemption amount = $1,580

In this example, at maturity you would be entitled to receive a redemption amount equal to $1,580 per $1,000 principal amount of securities due to the underlying return cap even though there has been an increase in the level of the underlying index greater than 58%.

Example 6: The Final Level is 500, a decrease of 50% from the Initial Level. The determination of the redemption amount when the final level is less than the initial level by more than the underlying return floor is as follows:

Underlying return = [(500-1,000)/1,000] = −50%, subject to the underlying return floor
Underlying return = −50%
Redemption amount = principal × (1 + underlying return)
Redemption amount = $1,000 × 0.80
Redemption amount = $800

In this example, at maturity you would be entitled to receive a redemption amount equal to $800 per $1,000 principal amount of securities due to the underlying return floor even though there has been a decline in the level of the underlying index greater than 20%.

.

RISK FACTORS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the underlying index.  This section describes the most significant risks relating to the securities.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances in connection with your investment in the securities.

The securities are not fully protected
The protection feature of the securities covers only 80% of your initial investment.  If the final level of the underlying index is less than the initial level on the valuation date, you will lose 1% of your principal for each 1% decline in the final level as compared to the initial level and you could lose up to 20% of your initial investment.

The securities do not pay interest
We will not pay interest on the securities.  You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the redemption amount at maturity is based on the performance of the underlying index.  If the final level depreciates relative to the initial level, you could lose up to 20% of your principal amount of securities.  The return on these securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Your appreciation potential is limited
The appreciation potential of the securities is limited by the underlying return cap of $1,580 per security, or 158% of the principal amount of $1,000 per security.  Any payment at maturity is subject to our ability to pay our obligations as they become due.

Market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the value and performance of the underlying index at any time,

•	the volatility (frequency and magnitude of changes in values) of the underlying index,

•	interest and yield rates in the market,

•	the dividend rate on the stocks constituting the underlying index,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks constituting the underlying index or stock markets generally and which may affect the closing level of the underlying index on the valuation date,

•	the time remaining until the securities mature, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the principal amount of $1,000 per security if, at the time of sale, the closing level of the underlying index is below its initial level.

You can review the historical values of the underlying index and a graph setting forth the historical closing levels of the underlying index in the section of this pricing supplement called “Description of Securities—Historical Information.”

You cannot predict the future performance of the underlying index based on its historical performance.  We cannot guarantee that on the valuation date the final level of the underlying index will be greater than its initial level so that you will receive a payment at maturity in excess of $1,000 or that you will not lose up to 20% of your investment.

The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The economic interests of the calculation agent and of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. has determined the initial level, will determine the final level, the underlying return and the redemption amount, and will calculate the payment at maturity.  The calculation agent will also determine whether any non-index business day or market disruption event has occurred.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index, or calculation of any closing level of the underlying index in the event of a discontinuance of the underlying index, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect value of the securities
MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index, and by taking positions in futures contracts on the underlying index, as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we priced the securities for sale to you could have affected the initial level and, therefore, could increase the final level at which the underlying index must close on the valuation date before you receive a payment at maturity that is equal to or exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final level of the underlying index and, accordingly, the amount of cash you will receive at maturity.

Investing in the securities is not equivalent to investing in the underlying index
Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Unlike a direct investment in the underlying index, your appreciation potential is capped.  You should review the hypothetical examples beginning on PS–6.

No interest or dividend payments or voting rights
As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that constitute the underlying index.

Adjustments to the underlying index could adversely affect the value of the securities
Standard and Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, is responsible for calculating and maintaining the underlying index.  S&P can add, delete or substitute the stocks constituting the underlying index, or make other methodological changes that could change the value of the underlying index.  S&P may discontinue or suspend calculation or dissemination of the underlying index.  Any of these actions could adversely affect the value of the securities.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 Stated Principal Amount of any of our 80% Protected Notes due August 17, 2012 Based on the S&P 500® Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$10,000,000

Original Issue Date (Settlement Date )	August 18, 2009

Maturity Date
August 17, 2012, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.  If the Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date as postponed.

Pricing Date	August 11, 2009

Stated Principal Amount	$1,000 per Security

Valuation Date	August 14, 2012, subject to adjustment for non-Index Business Days and Market Disruption Events as described in the following paragraph.

If the Valuation Date is not an Index Business Day, or if there is a Market Disruption Event on such day with respect to the Underlying Index, the Valuation Date will be the next succeeding Index Business Day on which there is no Market Disruption Event with respect to the Underlying Index; provided that if a Market Disruption Event has occurred on each of the two Index Business Days immediately succeeding the scheduled Valuation Date, then (i) such second succeeding Index Business Day will be deemed to be the Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such second Index Business Day on which a Market Disruption Event occurs with respect to the Underlying Index, the Calculation Agent will determine the Final Level on such second Index Business Day in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) of each security most recently constituting the Underlying Index.

Index Business Day
Index Business Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for the Underlying Index (or Successor Index, as defined below) and on each exchange on which futures or options contracts related to the Underlying Index (or Successor Index) are traded, other than a day on which trading on such exchange is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617482GQ1

Minimum Purchase Amount	$10,000 and integral multiples of $1,000 in excess thereof.

Issue Price	$1,000 (100%)

Redemption Amount at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to the Redemption Amount, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Redemption Amount	The Redemption Amount will equal the Stated Principal Amount multiplied by the sum of 1 plus the Underlying Return. The Calculation Agent will calculate the Redemption Amount on the Valuation Date.

Underlying Return	The Underlying Return is expressed as a percentage and is calculated as follows, subject to the Underlying Return Cap and the Underlying Return Floor:

Final Level – Initial Level Initial Level

Initial Level	994.35, which is the Closing Level of the Underlying Index on the Pricing Date.

Final Level	The Closing Level of the Underlying Index on the Valuation Date.

Closing Level
Subject to the provisions set out under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below, the Closing Level for the Underlying Index on any Index Business Day means the closing value of the Underlying Index published at the regular weekday close of trading on such Index Business Day on the Price Source.

Price Source
Bloomberg symbol “SPX”, or any respective successor symbol(s) thereof, or the Bloomberg symbol or successor symbol of any Successor Index to the Underlying Index.  If such service or any successor service no longer displays the Closing Level, then the Calculation Agent shall designate an alternate source of the Underlying Index, which shall be the publisher of the Underlying Index, unless the Calculation Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to the Underlying Index.

Underlying Return Cap	58% of the Initial Level.

Underlying Return Floor	–20% of the Initial Level.

Relevant Exchange
Relevant Exchange means, with respect to the Underlying Index or any Successor Index, the primary exchange or market of trading for (i) any security then included in the Underlying Index, or any Successor Index, and (ii) any futures or options contracts related to the Underlying Index, or any Successor Index, or to any security then included in the Underlying Index, or any Successor Index.

Index Publisher	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., or any successor publisher of the Underlying Index.

Market Disruption Event
Market Disruption Event means, with respect to the Underlying Index, (i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Underlying Index (or the Successor Index, as defined in “—Discontinuance of the Underlying Index; Alteration of Method of Calculation”) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion, and (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of the Underlying Index attributable to that security relative to (y) the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Underlying Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Discontinuance of the Underlying Index Alteration of Method of Calculation;
If the publisher of the Underlying Index discontinues publication of the Underlying Index and such publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the Underlying Index (such index being referred to herein as a “Successor Index”), then the Final Level will be determined by reference to the Closing Level of such Successor Index at the regular weekday close of trading on the Valuation Date and any reference to the Underlying Index shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index to the Underlying Index is available at such time, then the Calculation Agent will determine the Final Level for the Valuation Date or date of acceleration.  The Final Level will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS

& Co., as the Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Level with reference to the Underlying Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Placement Agents	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities (the “Acceleration Amount”) will be equal to the Redemption Amount determined as though the date of acceleration were the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Redemption Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Level, the Final Level, the Underlying Return, the Redemption Amount and in calculating the payment at maturity.  See “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event.”  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following table sets forth the high and low index Closing Levels, as well as end-of-quarter Closing Levels, of the Underlying Index for each quarter in the period from January 1, 2004 through August 11, 2009.  On August 11, 2009, the Closing Level of the Underlying Index was 994.35.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the Underlying Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Underlying Index on the Valuation Date.  We cannot give you any assurance that the Final Level will be greater than the Initial Level so that you will receive a Redemption Amount at maturity which is greater than $1,000.

S&P 500® Index
Historical High, Low and Period End Closing Levels
January 1, 2004 through August 11, 2009

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter (through August 11, 2009)	1,010.48	879.13	994.35

The following graph sets forth the historical performance of the Underlying Index based on the Closing Levels of the Underlying Index from January 1, 2004 through August 11, 2009.  We obtained the Closing Levels below from Bloomberg, without independent verification.

S&P 500® Index
We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by S&P.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.

The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index has adopted a float adjustment methodology so that the S&P 500® Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the S&P 500® Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500® Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment.  By adjusting the S&P 500® Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spin-off Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement between S&P and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the Securities.  S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The Original Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Securities by taking positions in stocks of the Underlying Index, futures and options contracts on the Underlying Index, any component stocks of the Underlying Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the value of the Underlying Index, and therefore increase the Final Level at which the Underlying Index must close on the Valuation Date before investors would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures or options contracts on the Underlying Index listed on major securities markets, exchange traded funds or by selling positions related to the Underlying Index and purchasing positions related to the Underlying Index or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling or purchasing any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Placement Agents have agreed to act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $15 per $1,000 Stated Principal Amount.  The Agent and the Placement Agents propose initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  After the initial offering of the Securities, the Agent and the Placement Agents may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on August 18, 2009, which will be the fifth scheduled Business Day following the date of this pricing supplement and the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Securities on the Pricing Date or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase,  the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any plan involved in the transaction, and provided further that the plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

United States Federal Income Taxation
Pursuant to the terms of the Securities you have agreed with us to treat each Security as a “contingent payment debt instrument” for U.S. federal income tax purposes.  Please read the sections in the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements.” The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Securities on a constant yield basis in each year that they hold the

Securities, even though no stated interest will be paid on the Securities. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Securities generally will be treated as ordinary income.

The rate of accrual of OID on the Securities is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 3.1187% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Security (assuming an issue price of $1,000) consists of a projected amount equal to $1,097.2418 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) that will be deemed to have accrued with respect to a Security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$11.4352	$11.4352
January 1, 2010 through June 30, 2010	$15.7718	$27.2070
July 1, 2010 through December 31, 2010	$16.0178	$43.2248
January 1, 2011 through June 30, 2011	$16.2675	$59.4923
July 1, 2011 through December 31, 2011	$16.5212	$76.0135
January 1, 2012 through June 30, 2012	$16.7788	$92.7923
July 1, 2012 through the Maturity Date	$4.4495	$97.2418

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Securities, and we make no representation regarding the actual amounts of payments that will be made on a Security.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Securities.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Securities.

Possible Alternative Tax Treatments of the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the characterization described above.  In particular, the IRS could seek to characterize a Security as a prepaid forward contract in which case a U.S. Holder would not be required to recognize income, gain or loss prior to maturity, other than pursuant to a sale, exchange or retirement of a Security.  Further, under this characterization, any gain or loss recognized generally would be capital. On December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of prepaid forward contracts and similar instruments.  Any legislation, regulations or rulings promulgated after consideration of these issues might materially affect the timing and character of income resulting from an investment in the Securities for both U.S. and Non-U.S. Holders, possibly retroactively.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.